As Filed With the Securities and Exchange Commission on May 22, 1996
                        Registration No. 33-

                   SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C.  20549

                                FORM S-8

                          REGISTRATION STATEMENT
                                  UNDER
                        THE SECURITIES ACT OF 1933

                      PaperClip Imaging Software, Inc.
           (Exact name of registrant as specified in its charter)

                                 Delaware
        (State or other jurisdiction of incorporation or organization)

                                22-3137907
                   (I.R.S. employer identification no.)

                           Three University Plaza
                           Hackensack, New Jersey        07601
           (Address of principal executive offices)    (Zip Code)

         PaperClip Imaging Software, Inc. - 1993 Stock Option Plan PaperClip Imaging Software, Inc. - 1995 Stock Option Plan
                           (Full title of the plan)

                              William Weiss
                         Chief Executive Officer
                     PaperClip Imaging Software, Inc.
                         Three University Plaza
                      Hackensack, New Jersey  07601
                  (Name and address of agent for service)

                             (201) 487-3503
        (Telephone number, including area code, of agent for service)

                                Copy to:
                            Nahum Gordon, Esq.
                    Moroze Sherman Gordon & Gordon, P.C.
                            521 Fifth Avenue
                           New York, NY 10175
                     Telephone No:  (212) 867-0300
                        Fax No:  (212) 682-7935

                     CALCULATION OF REGISTRATION FEE
                                                  Proposed
                                 Proposed         maximum
Title of                         maximum          aggregate    Amount of
securities to   Amount to be     offering price   offering     registration
be registered   registered <F1>  per share        price        fee
Common Stock,
$.01 par value  389,510 Shares     $2.05 <F2>        $798,496     $275
Common Stock,
$.01 par value  668,616 Shares    $ 5.38 <F3>      $3,597,154   $1,241

TOTAL           1,058,126 Shares                   $4,395,650   $1,516


<F1>
Reflects two-for-one stock split authorized on May 10, 1996, record date May 23, 1996 and payable on May 30, 1996. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers any additional securities to be offered or issued in connection with a stock split, stock dividend or similar transaction, as well as such indeterminate number of shares as may become subject to options under the 1993 and 1995 Stock Option Plans as a result of the adjustment provisions.
<F2>
Estimated for the sole purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1993, as amended, based upon the average exercise price at which such outstanding options to purchase shares of common stock under the 1993 and 1995 Stock Option Plans may be exercised, adjusted for the two-for-one stock split. See Note (F1).
<F3>
Estimated pursuant to Rule 457(h) solely for the purposes of calculating the registration fee for the shares of common stock underlying options which may be granted under the 1993 and 1995 Stock Option Plans based upon the last sale reported for the Common Stock as quoted on Nasdaq on May 17, 1996, as adjusted for the two-for-one stock split. See Note (F1).

                        (i)

                             PART I

         INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*


* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

                  PAPERCLIP IMAGING SOFTWARE, INC.

                      1993 STOCK OPTION PLAN
                      1995 STOCK OPTION PLAN

                              PART II

         INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by the Company with the Securities and Exchange Commission ("Commission") are incorporated by reference in this Registration Statement.

(1) Annual Report on Form 10-KSB, as amended by Form 10-KSB/A for the year ended December 31, 1995 (Commission File No. 0-26598);

(2) Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 1996 (Commission File No. 0-26598);

(3) The Section entitled "Description of Securities -- Common Stock" of the Company's Registration Statement on Form SB-2, as amended (File No. 33-92768NY), which is incorporated by reference in the Company's Registration Statement on Form 8-A dated August 8, 1995;

(4)   All documents subsequently filed by the Company pursuant to
      Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 ("Exchange Act"), including, but not limited to subsequently filed amendments to the above listed documents and subsequently filed Forms 10-KSB, 10-QSB and 8-K, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

      Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. All information appearing in this Registration Statement is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

      The Company will provide without charge to each person to whom a copy of a Section 10(a) Prospectus hereunder is delivered upon the oral or written request of such person, a copy of any document incorporated in this Registration Statement by reference, except exhibits to such information, unless such exhibits are also expressly incorporated by reference herein. Requests for such information should be directed to PaperClip Imaging Software, Inc., Three University Plaza, Hackensack, New Jersey 07601, Attn: Wayne Hendon, Controller.

Item 4. Description of Securities

        Not Applicable

Item 5. Interests of Named Experts and Counsel

        The validity of the shares of Common Stock to be issued pursuant to the Plans is being passed upon for the Company by Moroze Sherman Gordon & Gordon, P.C., 521 Fifth Avenue, New York, New York 10175, counsel to the Company.

        Nahum L. Gordon, a member of Moroze Sherman Gordon & Gordon, P.C., and David Z. Gordon, a former member of such firm, were directors of the Company from April 5, 1992 to April 10, 1995.

        David Z. Gordon owns 31,546 shares of Common Stock, warrants to purchase 7,087 shares of Common Stock, and options issued under the 1995
Stock Plan to purchase 25,000 shares of Common Stock.   Mr. Gordon
disclaims ownership and control of 15,601 shares held by The David Z. Gordon 1994 Family Trust.

        Nahum L. Gordon owns 9,978 of Common Stock, warrants to purchase 4,008 shares of Common Stock, and options issued under the 1995 Stock Plan to purchase 25,000 shares of Common Stock. Nahum Gordon disclaims ownership and control of 43,180 shares held by The Nahum L. Gordon 1994 Family Trust.

        Isaac Sherman, a member of Moroze Sherman Gordon & Gordon, P.C., who owns 1,853 shares of Common Stock, has never served as a director of the Company.

Item 6. Indemnification of Directors and Officers.

        Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides the statutory basis for the indemnification by a corporation of its officers and directors under certain circumstances as stated in the statute and subject to specified limitations set forth therein. Section 102(b)(7) of the DGCL provides the statutory basis for the limitation or elimination of the personal liability of directors to the corporation and its stockholders under certain circumstances as stated in the statute and subject to specified limitations set forth therein.

        Articles Eighth and Ninth of the Company's Certificate of Incorporation, last amended on March 1, 1995 (the "Restated Certificate"), provide for indemnification of directors and officers of the Company to the full extent then permitted by the DGCL. The detailed provisions of the Restated Certificate are incorporated by reference to the Company's Registration Statement on Form SB-2, as amended (File No. 33-92768NY), Part II, Item 27.

Item 7. Exemption from Registration Claimed

        Not Applicable

Item 8. Exhibits

4.1     Certificate of Incorporation of Registrant, as amended (1)

4.2     ByLaws of Registrant, as amended (1)

5       Opinion of Moroze Sherman Gordon & Gordon, P.C., Counsel for the
        Registrant (2)

10.5    1993 Stock Option Plan (1)

10.6    1995 Stock Option Plan as amended (2)

10.7 Consulting Agreement with Stephen Kornfeld dated as of January 1, 1996, as clarified (2)

23.1    Consent of Arthur Andersen LLP (2)

23.2    Consent of Moroze Sherman Gordon & Gordon, P.C. (included in
        Exhibit 5) (2)

24 Power of Attorney (included on signature page of this Registration Statement on Form S-8) (2)

_______________

(1) Incorporated by reference to the Registrant's Registration Statement on Form SB-2, as amended (Reg. No. 33-92768NY).

(2)     Filed herewith.

Item 9. Undertakings

        The undersigned registrant undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i) to include any prospectus required by Section 10(a)(3) of the Act;

  (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        provided, however, that paragraph 9(a) (1) (i) and (a) (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to any charter provision, by-law contract arrangements statute, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Hackensack, State of New Jersey, on the 13 day of May, 1996.

PAPERCLIP IMAGING SOFTWARE, INC.


By:/s/ William Weiss
William Weiss, Chief Executive Officer,
Principal Executive Officer and
Principal Financial Officer

                       POWER OF ATTORNEY

        Each director and/or officer of the Company whose signature appears below hereby appoints William Weiss or Sol Rosenberg as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below and to file with the Commission, any and all amendments, including post-effective amendments, to this Registration Statement.

        Pursuant to the requirements of the Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature              Title                          Date



/s/ William Weiss       Chief Executive Officer,     13-May-96
William Weiss           Principal Executive Officer,
                        Principal Financial Officer
                        and Director


/s/ Sol Rosenberg       President and                13-May-96
Sol Rosenberg           Director


/s/ Michael A. Suleski  Vice President and           13-May-96
Michael A. Suleski      Director

                  PAPERCLIP IMAGING SOFTWARE, INC.

                          EXHIBIT INDEX


5       Opinion of Moroze Sherman Gordon & Gordon, P.C., Counsel for the
        Registrant

10.6    1995 Stock Option Plan as amended

10.7 Consulting Agreement with Stephen Kornfeld dated as of January 1, 1996, as clarified

23.1    Consent of Arthur Andersen LLP

23.2    Consent of Moroze Sherman Gordon & Gordon, P.C., (included in
        Exhibit 5)

24 Power of Attorney (included on signature page of this Registration Statement on Form S-8)